United States securities and exchange commission logo





                     January 13, 2021

       Michael Scarpa
       Chief Financial Officer
       The Children's Place, Inc.
       500 Plaza Drive
       Secaucus, New Jersey 07094

                                                        Re: The Children's
Place, Inc.
                                                            Form 10-K for
Fiscal Year Ended February 1, 2020
                                                            Filed March 19,
2020
                                                            File No. 000-23071

       Dear Mr. Scarpa:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services